PRESS RELEASE

Email:  INFO@CONTINENTALENERGY.COM

Web:  WWW.CONTINENTALENERGY.COM

Symbol:  OTC-BB:  CPPXF

FINDERS FEES PAID &  OPTIONS  SET

Langley, BC, Canada:  SEPTEMBER 8, 2003 – CONTINENTAL ENERGY CORPORATION ("Continental", OTC-BB: CPPXF) has issued 600,000 common shares of deemed value of US$ 0.25 as of the date of a recent farm out closing (see press release dated March 6, 2003) to two arms length individuals instrumental in assisting Continental close the farm out.

Subject to shareholder approval Continental has also set 4,000,000 common share stock options at an exercise price of US$ 0.45 valid until January 30, 2005 for employees of its affiliates.

The Company has extended the expiration date of 3,165,500 common share purchase warrants until 30-July-2004. There is no change to the warrant exercise price of US$0.15 per share.

Continental Energy Corporation is a small exploration company with world class properties focusing its efforts on discovering major reserves in Indonesia. Continental owns interests in three oil and gas concessions covering 3 million acres in Indonesia, the Bengara-II Block and the Bangkudulis Block and the Yapen Block.

On behalf of the Company,

"Original Signed by Gary R. Schell"

___________________

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release. Certain matters discussed within this press release are forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission. For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or  Gary Schell, Director,  at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.